                                   EX 99 (e)

     The accompanying material was compiled on a confidential basis by Dillon, Read & Co. ("Dillon Read") for use solely by the Board of Directors of Iowa-Illinois Gas and Electric Company ("Iowa-Illinois") in evaluating the merger proposal described in the joint proxy statement/prospectus included in the Registration Statement to which the accompanying material has been filed as an exhibit. This material was not prepared with a view to public disclosure, filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended (together, the "Securities Laws"), or conforming with any disclosure standards under the Securities Laws. This material was prepared solely for use by the Board of Directors of Iowa-Illinois in July 1994 to consider in connection with a potential merger as described in such joint proxy statement/prospectus. NEITHER IOWA-ILLINOIS OR DILLON READ, NOR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, AFFILIATES, ADVISORS, AGENTS OR REPRESENTATIVES, MAKES ANY REPRESENTATION WITH RESPECT TO THE ACCURACY OR COMPLETENESS OF ANY OF THE ACCOMPANYING MATERIAL. NOTHING CONTAINED IN SUCH MATERIAL IS, OR SHOULD BE RELIED UPON AS, A REPRESENTATION OR WARRANTY AS TO THE PAST, PRESENT OR FUTURE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF IOWA-ILLINOIS, MIDWEST RESOURCES INC. ("MIDWEST") OR MIDAMERICAN ENERGY COMPANY ("MIDAMERICAN") OR ANY OF THEIR SUBSIDIARIES.

     Without limiting the foregoing, it should be understood that any estimates, valuations and/or projections contained or assumed in the accompanying material involve judgments with respect to numerous factors many of which are beyond the control of Iowa-Illinois, Midwest and Dillon Read and difficult to predict. ACCORDINGLY, THERE CAN BE NO ASSURANCE THAT ANY OF THE RESULTS INDICATED IN THE ACCOMPANYING MATERIALS BASED ON SUCH ESTIMATES, VALUATIONS AND/OR PROJECTIONS WILL BE REALIZED, ACTUAL RESULTS MAY VARY MATERIALLY FROM THOSE SET FORTH ABOVE AND NO REPRESENTATION OR WARRANTY CAN BE OR IS MADE BY IOWA-ILLINOIS, MIDWEST, MIDAMERICAN, DILLON READ OR ANY OF THEIR RESPECTIVE DIRECTORS, EMPLOYEES, AFFILIATES, ADVISORS, AGENTS OR REPRESENTATIVES AS TO THE ACCURACY OR ACHIEVABILITY OF ANY SUCH REALIZATION. IN ADDITION, CERTAIN OF THE FINANCIAL INFORMATION CONTAINED IN THE ACCOMPANYING MATERIALS ARE SUPERSEDED BY SUBSEQUENT FINANCIAL INFORMATION AND SHOULD NOT BE REGARDED AS A CURRENT OR OTHERWISE MEANINGFUL STATEMENT OF THE RESULTS OF OPERATIONS OR FINANCIAL CONDITION OF IOWA-ILLINOIS, MIDWEST, MIDAMERICAN OR ANY OTHER PERSONS AS OF THE DATE OF THE JOINT PROXY STATEMENT/PROSPECTUS.

It should be understood that any estimates, valuations and/or projections contained in the accompanying material were prepared or derived from information supplied by Iowa-Illinois or Midwest without any independent verification thereof by Dillon Read.

CONFIDENTIAL
- - - - - - --------------------------------------------------------------------------------
                                                                    Project Dome

                                                            Discussion Materials

                                                                   July 12, 1994
- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                    COMPARISON OF RED AND BLUE TO PEER GROUP
- - - - - - --------------------------------------------------------------------------------

                                                       Peer Group
                                             Red         Median       Blue
                                             ---         ------       ----
Last Five Year EPS Growth                    (11.8%)        (1.9%)    (4.6%)

Last Five Year Dividend Growth                 N.M.          1.8%      1.5%

Projected Five Year EPS Growth (I.B.E.S.)      2.0%          3.4%      3.8%

1994 Estimated Dividend Payout Ratio          89.2%         85.7%     88.7%

Times Interest Earned                         3.24x         3.24x     4.30x

Long-Term Debt/Capitalization                 48.5%         46.3%      46.8%

*Peer Group Includes CILCORP, CIPSCO, IES Industries, Illinova Corp., Interstate
 Power, Iowa-Illinois Gas & Electric, Midwest Resources, UtiliCorp United and WPL Holdings.

- - - - - - -------------------------------------------------------------------------------
                    Comparison of Red and Blue to Peer Group
- - - - - - -------------------------------------------------------------------------------


                                                       Peer Group
                                             Red         Median       Blue
                                             ---         ------       ----
Price/1994 Estimated E.P.S.                  11.6x          10.7x     10.7x

Price/1996 Estimated E.P.S.                  10.4x          10.4x     10.1x

Price/Cash Flow From Operations               4.8x           4.3x      4.3x

Price/Book Value                              1.19x          1.21x     1.21x

Market Capitalization/Operating Cash Flow     6.5x           6.5x      5.4x

Dividend Yield                                7.7%           7.7%      8.3%

Equity Market Value ($MM)                  $831.5         $829.3    $612.6


- - - - - - -------------------------------------------------------------------------------
                      Historical Stock Price Performance
- - - - - - -------------------------------------------------------------------------------

                       Daily Close:  6/21/91 - 7/08/94

[Graph]

[See Appendix of Graphic Differences]

- - - - - - --------------------------------------------------------------------------------

                           Red and Blue Shareholders
- - - - - - --------------------------------------------------------------------------------

                                        Red                      Blue
                                       ----                      ----
Total Institutional Holdings            12.8%                     17.2%

Top 20 Holders                          11.1%                     13.4%


Five Largest Holders          Franklin Resources            Lindner Management

                              Wells Fargo                   State Street Bank & Trust

                              State Street Bank & Trust     Mellon Bank

                              Invista Capital Management    Wells Fargo

                              CALPERS                       Wilshire Asset Management


- - - - - - -----------------------------------------------------------------------------

                       Red and Blue Company Projections
- - - - - - -----------------------------------------------------------------------------

- - - - - - - Both companies, but particularly Red, foresee EPS growth above Wall Street estimates.

                              Internal Projections          Median Analyst
                              --------------------          --------------
Red 1995 EPS                       $1.62                        $1.35

Blue 1995 EPS                      $2.04                        $2.03

Red Five Year Growth                5.8%                         2.0%

Blue Five Year Growth               6.5%                         3.8%


- - - - - - - Driven by EPS growth, each company expects to decrease its dividend payout ratio.



           Return on Equity        Earnings Per Share      Dividend Payout Ratio
          -------------------      -------------------      ---------------------
          1994           1998      1994           1998      1994           1998
          ----           ----      ----           ----      ----           ----
Red       10.6%          13.3%     $1.33          $1.97     87.0%          $58.9%

Blue      11.8%          13.4%     $2.04          $2.54     84.8%           71.3%


- - - - - - --------------------------------------------------------------------------------

                           Red Company Projections
- - - - - - --------------------------------------------------------------------------------

- - - - - - - Red forecasts annual operating income growth of 9.4% between 1994 and 1998.
  This is a result of significant growth in revenues - particularly in "other"
  (non-utility) revenues.

- - - - - - - Retail KW sales are expected to increase by 2% annually.

- - - - - - - $18.2 million rate increase assumed to be initially collected in 1995.

- - - - - - - Red's gas revenues are forecasted to grow by 3.5% annually.  This growth reflects retail sales growth of 1.5% annually, coupled with $11.4 million of rate increases during 1994-1996.

- - - - - - - "Other Revenues" are expected to grow from $269 million in 1994 to $417 million in 1998.

- - - - - - - no further detail is provided

- - - - - - -------------------------------------------------------------------------------

                            Key Due Diligence Issues
- - - - - - -------------------------------------------------------------------------------


- - - - - - - Cooper Purchase Power Contract

- - - - - - - Planned Rate Cases

- - - - - - - Environmental Clean-up Exposure

- - - - - - - Nonregulated Businesses

     - Source of Growth

     - Century Power Leveraged Lease

     - Real Estate Holdings

- - - - - - -------------------------------------------------------------------------------

                      Mergers of Equals - Significant Terms
- - - - - - -------------------------------------------------------------------------------


                         Pro Forma   Market    Newco Board    Special Voting      CEO                   HQ
Merging Parties          Ownership   Premium   Composition    Requirements     Arrangements            Location
- - - - - - ---------------          ---------   -------   -----------    --------------   ------------            --------

Cleveland Electric (CEI)      69%                   66%       None             CEI: Pres./CEO           Cleveland

Toledo Edison (TED)           31%       6.0%        33%                        TED: Chairman
- - - - - - ------------------------------------------------------------------------------------------------------------

Midwest Energy (ME)           47%                   50%       None             ME: Pres./COO            Des Moines
                                                                               (Chairman/CEO
                                                                               in two years)

Iowa Resources (IR)           53%       8.3%        50%                        IR: Chairman/CEO
                                                                               (for two years)
- - - - - - -------------------------------------------------------------------------------------------------------------

Washington Water              56%                   53%       None             WWP: Chairman/          Spokane
  Power (WWP)                                                                  CEO (thru 1998, then
                                                                               Chairman thru 2001)

Sierra Pacific (SRP)          44%      17.4%        47%                        SRP: President/         (SRP Hdqtrs.
                                                                               COO (CEO in 1999          in Reno)
                                                                               and Chairman in 2002)


- - - - - - -------------------------------------------------------------------------------

                    Mergers of Equals -Significant Terms
- - - - - - -------------------------------------------------------------------------------


                         Pro Forma    Market    Newco Board    Special Voting           CEO             HQ
Merging Parties          Ownership    Premium   Composition    Requirements        Arrangements      Location
- - - - - - ---------------          ---------    -------   -----------    ------------        ------------      --------

IE Industries (IE)       61%                    62%            None, except        IE: Pres./CEO     Cedar Rapids
                                                               operational
                                                               commitments
                                                               specified in
                                                               merger agreement

Iowa Southern (IS)       39%           29.4%    38%                                IS: Chairman      (IS Hdqtrs.
                                                                                                     in Centerville
                                                                                                     for five years)
- - - - - - -----------------------------------------------------------------------------------------------------------------

Cincinnati G & E (CIN)   60%                    53%            Supermajority       CIN: Chairman/    Cincinnati
                                                                                   CEO (thru 1995)

PSI Energy (PIN)         40%        19.2%*      47%            Voting Provisions   PIN: Pres./COO     (PSI Hdqtrs.
                                                                                   (Chairman/CEO     in Plainfield)
                                                                                   after 1995)


*Premium to market for original offer made on 12/12/92, which was subsequently raised after IPALCO's competing offer.

- - - - - - --------------------------------------------------------------------------------
                          SIERRA PACIFIC/WASHINGTON WATER POWER MERGER
- - - - - - --------------------------------------------------------------------------------

- - - - - - -     On June 28, 1994, Sierra Pacific Resources (SRP) and Washington Water
      Power (WWP) announced their intention to merge and form a new company,
      Resources West Energy Corp. (RWE).

- - - - - - -     Each WPP shareholder will receive one share of RWE, while each SRP shareholder will receive 1.44 shares of RWE.  This will give former SRP shareholders 44% of RWE's stock, while WWP's former shareholders will control the other 56%.

- - - - - - -     Judging strictly by the contribution of each party to RWE, it is clear that factors besides the relative market valuations were considered in establishing the exchange ratio.


                                          Contribution from Each Party
                                          ----------------------------
                                          SRP                     WWP
                                          ---                     ---

Latest Equity Market Value (6/27/94)      41%                     59%

LTM Operating Income                      44%                     56%

LTM Operating Cash Flow                   45%                     55%

LTM Net Income                            46%                     54%

3/31/94 Book Value of Equity              43%                     57%


Pro Forma Ownership                       44%                     56%

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                          SIERRA PACIFIC/WASHINGTON WATER POWER MERGER
- - - - - - --------------------------------------------------------------------------------

                                Daily Close:  5/26/94 - 7/08/94

[Graph]
- - - - - - --------------------------------------------------------------------------------


[See Appendix of Graphic Differences]

- - - - - - --------------------------------------------------------------------------------

                                       RED/BLUE COMPARISON
- - - - - - --------------------------------------------------------------------------------

                                    Summary Financial Results
                             (as of or for 12 months ended 3/31/94
                         ----------------------------------------------
                                         ($ in millions)

                          Red               Blue            Proforma
                          ---               ----            --------

Electric Revenues       $662.1            $346.9             $1,009.0

Gas Revenues             326.1             221.5                547.6

      Total            1,183.2  *          657.7              1,840.9

Operating Cash Flow      265.1             209.0                474.1

Operating Income         167.8             129.1                296.9

Net Income to Common      61.9              50.9                112.8

Equity Market Value      831.5             612.6              1,444.1

Senior Debt Ratings      A2/A+            Aa3/AA-

*Includes $195.0 million of construction and other revenues.

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                       RED/BLUE COMPARISON
- - - - - - --------------------------------------------------------------------------------

                             Contribution Summary - Current Results
                          --------------------------------------------

                              Red               Blue
                              ---               ----
Revenues                      64.3%             35.7%

Operating Income              56.5%             43.5%

Operating Cash Flow           55.9%             44.1%

Net Income to Common          54.8%             45.2%

Cash Flow From Operations     55.1%             44.9%

Book Value                    58.0%             42.0%

Market Value                  57.6%             42.4%

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                       RED/BLUE COMPARISON
- - - - - - --------------------------------------------------------------------------------

                                   Contribution Summary - 1998 Projected Results
                                   ---------------------------------------------

                                                Red               Blue
                                                ---               ----

Revenues                                        66.3%             33.7%

Operating Income                                57.3%             42.7%

Operating Cash Flow                             55.6%             44.4%

Net Income To Common                            58.9%             41.1%

Cash Flow From Operations                       55.9%             44.1%

Book Value                                      59.3%             40.7%

Net Present Value of Projected Cash Flows       55-57%            43-45%

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                 ESTABLISHING THE EXCHANGE RATIO
- - - - - - --------------------------------------------------------------------------------


                                 Ownership        Market Premium
  Blue Share                 ----------------- ------------------- Blue Dividend
Exchange Ratio(1)              Red     Blue        Red      Blue       Change
- - - - - - --------------                 ---     ----        ---      ----     -----------

1.350                         58.1%     41.9%     2.2%       --         (9.5%)

1.375                         57.7%     42.3%     0.4%       --         (7.8%)

1.400                         57.2%     42.8%      --       1.4%        (6.1%)

1.425                         56.8%     43.2%      --       3.2%        (4.5%)

1.450                         56.4%     43.6%      --       5.1%        (2.8%)

1.475                         56.0%     44.0%      --       6.9%        (1.1%)

1.500                         55.5%     44.5%      --       8.7%         0.6%

1.525                         55.1%     44.9%      --      10.5%         2.3%

1.550                         54.7%     45.3%      --      12.3%         3.9%

1.575                         54.3%     45.7%      --      14.1%         5.6%

1.600                         53.9%     46.1%      --      15.9%         7.3%


(1) Assumes Red shares are exchanged one-for-one

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                             EXCHANGE RATIO ANALYSIS
- - - - - - --------------------------------------------------------------------------------

                         Market-to-Market Exchange Ratio
[Graph]
- - - - - - --------------------------------------------------------------------------------


[See Appendix of Graphic Differences]

- - - - - - --------------------------------------------------------------------------------
                                 ESTABLISHING THE EXCHANGE RATIO
- - - - - - --------------------------------------------------------------------------------

                                                     Merger Consequences to Blue
                                                ----------------------------------------
                        Blue Exchange Ratio     1.40        1.45        1.50        1.55
                                                ----        ----        ----        ----

Premium to Current Market                        1.4%        5.1%        8.7%       12.3%

Proforma Ownership                              42.8%       43.6%       44.5%       45.3%

Earnings Per Share (Dilution)/Accretion*

      1994 Estimate                             (5.0%)      (3.1%)      (1.2%)       0.6%

      1995 Estimate                              6.4         8.5        10.6        12.6

      1996 Estimate                              5.2         7.3         9.4        11.3

Cash Flow Per Share (Dilution)/Accretion

      Latest 12 Months                          (4.4%)      (2.5%)      (0.6%)       1.2%

Book Value Per Share (Dilution)/Accretion       (1.8%)       3.8%        5.8%        7.7%

Dividend Increase (Decrease) **                 (6.1%)      (2.8%)       0.6%        3.9%

*  Before any cost savings.
** Assumes Red dividend per share is not changed.


- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                 ESTABLISHING THE EXCHANGE RATIO
- - - - - - --------------------------------------------------------------------------------

                                                Merger Consequences to Red
                                          -------------------------------------
                  Blue Exchange Ratio     1.40        1.45        1.50    1.55
                                          ----        ----        ----    ----

Proforma Ownership                        57.2%       56.4%       55.5%     54.7%

Earnings Per Share (Dilution)/Accretion*

      1994 Estimate                        4.1%        2.5%        1.0%     (0.5%)

      1995 Estimate                       (4.3)       (5.7)       (7.1)     (8.5)

      1996 Estimate                       (3.6)       (5.0)       (6.4)     (7.8)

Net After-tax Savings Needed For
 No Dilution in 1996                      $5.5 MM     $7.9 MM    $10.3 MM  $12.7 MM

Cash Flow Per Share (Dilution)/Accretion

      Latest 12 Months                     3.6%        2.0%        0.5%     (1.0%)

Book Value Per Share (Dilution)/Accretion (1.3%)      (2.8%)      (4.2%)    (5.6%)

* Before any cost savings.

- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                   COMPLETING THE TRANSACTION
- - - - - - --------------------------------------------------------------------------------

                                                            Merger Consequences to Green
                                                              of Acquiring Red or Blue*
                                                            ----------------------------

                                                            Acquisition       Acquisition
                                                              of Red            of Blue
                                                              ------            -------

Proforma Ownership by Target                                 59.2%             51.7%

Earnings Per Share (Dilution)/Accretion**

       1994 Estimate                                        (16.5%)           (10.3%)

       1995 Estimate                                        (10.6)            (12.9)

       1996 Estimate                                         (8.0)            (10.1)

Net After-tax Savings Needed For No Dilution in 1996        $14.0 MM          $14.9 MM

Cash Flow Per Share (Dilution)/Accretion
      Latest Twelve Months                                  (18.0%)           (12.2%)

Book Value Per Share (Dilution)/Accretion                    (9.9%)            (9.4%)

Proforma Dividend Payout Ratio (1994 Estimate)              102.0%             95.5%

*  Assumes a pooling at a 30% premium to market.
** Before any cost savings.


- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                                   COMPLETING THE TRANSACTION
- - - - - - --------------------------------------------------------------------------------

                      Summary of Termination Fees in Large Utility Mergers

Utility Mergers Reviewed                  10


With Termination Fees                      8
Without Termination Fees                   2


With Cross-Options                         2
Without Cross-Options                      8


Range of Termination Fees *          $3 MM - $70 MM       1.1% - 5.7% of Consideration

Median of Eight Termination Fees *   $24.5 MM             3.4% of Consideration


Two Cross-Options                    17.6% - 18% of shares outstanding

* Reflects fees payable by smaller party in each transaction.


- - - - - - --------------------------------------------------------------------------------

- - - - - - --------------------------------------------------------------------------------
                               FINANCIAL/MARKET BENEFITS OF MERGER
- - - - - - --------------------------------------------------------------------------------

- - - - - - -     This transaction should be viewed by the financial community as a strategic combination which improves the competitive position of both parties.

- - - - - - -     Financial position remains strong, dividend stability is improved, and the opportunity to enhance earnings growth through synergies is created.

- - - - - - -     Increased financial clout and flexibility, which should result in more efficient capital raising through larger offerings and better pricing.

- - - - - - -     Creates a large regional power, well positioned to benefit from future industry consolidation.

- - - - - - -     Increased liquidity for stockholders.

- - - - - - -     Increased level of attention from research analysts and investors.
- - - - - - --------------------------------------------------------------------------------

APPENDIX OF GRAPHIC DIFFERENCES



DESCRIPTION OF HISTORICAL STOCK PRICE PERFORMANCE GRAPH

        The graph is entitled "Historical Stock Price Performance," subtitled "Daily Close: 6/21/91 - 7/08/94." On the y-axis, the graph charts the price as a percentage of the 6/21/91 closing price. The percentages range from 60% at the origin to 160%. On the x-axis, the graph charts dates from June 21, 1991 to July 5, 1994 in approximately 45 day intervals, although data points are recorded on a daily basis.

        The graph tracks the daily close for Blue, Red, and S&P Electrics.

        The data points for the percentages of Blue, Red and S&P Electrics all begin at 100% on June 21, 1991. The data points for Blue, Red and S&P Electrics end between approximately 101% and 78% on July 8, 1994.


DESCRIPTION OF SIERRA PACIFIC/WASHINGTON WATER POWER MERGER GRAPH

        The graph is entitled "Sierra Pacific/Washington Water Power Merger," subtitled "Daily Close 5/26/94 - 7/08/94." On the y-axis, the graph charts the price as a percentage of the 5/26/94 closing price. The percentages range from 88% at the origin to 102%. On the x-axis, the graph charts dates from May 26, 1994 to July 7, 1994.

        The graph tracks the close for both Sierra Pacific and Washington Water Power.

        The data points for each day's percentage for both Sierra Pacific and Washington Water Power begin at 100% on May 26, 1994. The data points for Sierra Pacific end at approximately 101% on July 8, 1994. The data points for Washington Water Power end at approximately 90% on July 8, 1994.


DESCRIPTION OF EXCHANGE RATIO ANALYSIS GRAPH

        The graph is entitled "Exchange Ratio Analysis," subtitled "Market-to Market Exchange Ratio." On the y-axis, the graph charts the ratio of red shares for each blue share. The ratios range from 1.0 at the origin to 1.5. On the x-axis, the graph charts dates from June 21, 1991 to July 5, 1994 in approximately six and 1/2 week intervals, although data points are recorded on a weekly basis.

        The data points for each week's ratio fluctuated as it rose from approximately 1.13 at the initial date of June 21, 1991 to end at approximately
1.35 on July 5, 1994.